EX-99.h.1.i.a

AMENDMENT NO. 1 TO SCHEDULE A

DELAWARE GROUP® FOUNDATION FUNDS®

SHAREHOLDER SERVICES AGREEMENT

APPLICABLE SERIES

EFFECTIVE AS OF AUGUST 14, 2009

Delaware Moderate Allocation Portfolio	Effective as of May 1, 2002
Delaware Aggressive Allocation Portfolio	Effective as of May 1, 2002
Delaware Conservative Allocation Portfolio	Effective as of May 1, 2002
Delaware Foundation® Equity Fund	Effective as of August 14, 2009

AGREED AND ACCEPTED: DELAWARE SERVICE COMPANY, INC.	DELAWARE GROUP FOUNDATION FUNDS for its series set forth in this Schedule A

By: /s/Douglas L. Anderson Name: Douglas L. Anderson Title: Senior Vice President/Operations	By: /s/Patrick P. Coyne Name: Patrick P. Coyne Title: Chairman/President/Chief Executive Officer